UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 7, 2006

The TriZetto Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-27501	33-0761159
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

567 San Nicolas Drive, Suite 360, Newport Beach, California	92660
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 949-719-2200

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 7, 2006, The TriZetto Group, Inc. (“TriZetto” or the “Company”) entered into an agreement (the “Settlement Agreement”) that settles the patent litigation brought by McKesson Information Solutions LLC (“McKesson”). In the lawsuit, McKesson alleged that sales of clinical editing functionality included in TriZetto’s Facets®, QicLinkTM and ClaimFacts® software products infringed McKesson’s United States Patent No. 5,253,164. The Settlement Agreement ends the litigation between the parties.

As part of the Settlement Agreement, TriZetto will pay McKesson a one-time royalty fee of $15 million (payable in two equal installments on September 30, 2006 and September 30, 2007) for a license in the patent that covers past and future use of TriZetto products and services by all existing TriZetto customers. Going forward, TriZetto will continue to include its clinical editing functionality in versions of Facets sold to new health plan customers with 100,000 or fewer members and in versions of QicLink sold to any new customers. TriZetto has agreed to pay McKesson a royalty fee of 5% of the net licensing revenue received from new sales of Facets and QicLink containing its clinical editing functionality.

Pursuant to the terms of the Settlement Agreement, TriZetto will no longer include its clinical editing functionality in versions of Facets sold to new customers with more than 100,000 members, beginning November 1, 2006. In these cases, new customers may choose their clinical editing solution from available third-party providers, including McKesson.

A copy of the Settlement Agreement will be filed as an exhibit to the Company’s quarterly report on Form 10-Q for the period ending September 30, 2006. A copy of the press release issued by TriZetto announcing the settlement is attached as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press release, dated September 12, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TRIZETTO GROUP, INC.

Date: September 12, 2006	By:	/s/ James J. Sullivan
James J. Sullivan
Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated September 12, 2006.